PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 27, 2025	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2024 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. ("Dynex" or the "Company") (NYSE: DX) reported its fourth quarter and full year 2024 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Summary
•Total economic return of $0.13 per common share, or 1.0% of beginning book value, for the fourth quarter of 2024, and $0.99 per common share, or 7.4% of beginning book value, for the full year 2024
•Book value per common share of $12.70 as of December 31, 2024
•Comprehensive income of $0.15 per common share and net income of $0.61 per common share for the fourth quarter of 2024; comprehensive income of $1.30 per common share and net income of $1.50 per common share for the full year 2024
•REIT taxable income for 2024 is estimated at $96 million and includes amortization of deferred tax hedge gains
•Dividends declared of $0.43 per common share for the fourth quarter of 2024 and $1.60 for the full year 2024
•Raised equity capital of $64.4 million during the fourth quarter through at-the-market ("ATM") common stock issuances, bringing total capital raised for 2024 to $332.0 million, net of issuance costs.
•Average balance of interest-earning assets increased 36% during 2024
•Liquidity of $658.3 million as of December 31, 2024
•Leverage including to-be-announced ("TBA") securities at cost was 7.9 times shareholders' equity as of December 31, 2024
Executive Promotion
T.J. Connelly has been promoted to Chief Investment Officer, after serving as the Company’s Senior Vice President of Strategy and Research since 2023. Connelly brings more than 25 years of experience in mortgage-backed securities trading, economic research and strategy, which will be instrumental as he oversees and drives the company's investment, financing and hedging portfolios to deliver value for stakeholders. He will report to Smriti Popenoe, Co-CEO and President.

Management Remarks
"Our shareholders have earned a total shareholder return of 13.7%(1) in 2024 and 27.4%(1) over the last two years on their investment in Dynex, during a period of significant volatility and an inverted yield curve," said Smriti Popenoe, Co-CEO and President. "We strategically added capital in order to stay prepared to capitalize on favorable conditions, such as the current environment characterized by a steeper yield curve, significantly lower financing costs, wide mortgage spreads to Treasuries, and beneficial swap hedges that support strong returns."
"The Dynex team continued to deliver solid results last year while executing on our strategy to build a resilient and sustainable business," said Byron Boston, Chairman and Co-CEO. "The global environment is evolving rapidly and policy changes are likely to have a significant impact on financial markets. Our team remains focused on preparation and flexibility."
“We’re also excited to welcome T.J. to our executive leadership team and are confident that his extensive experience and knowledge of Dynex’s strategy will continue to drive industry-leading returns. T.J. has been instrumental to our growth since he joined Dynex, and I’m looking forward to working closely with him as we continue to manage our portfolio and optimize value for shareholders,” said Smriti Popenoe, Co-CEO and President.

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 or internationally by dialing 1-646-960-0690 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least ten minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.
(1) Source: Bloomberg.

Consolidated Balance Sheets
($s in thousands except per share data)	December 31, 2024	December 31, 2023
ASSETS		audited
Cash and cash equivalents	$377,099	$119,639
Cash collateral posted to counterparties	244,440	118,225
Mortgage-backed securities (including pledged of $6,893,629 and $5,880,747, respectively)	7,512,087	6,038,948
Due from counterparties	10,445	1,313
Derivative assets	133	54,361
Accrued interest receivable	32,841	28,727
Other assets, net	7,534	8,537
Total assets	$8,184,579	$6,369,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$6,563,120	$5,381,104
Due to counterparties	341,924	95
Derivative liabilities	22,814	—
Cash collateral posted by counterparties	—	46,001
Accrued interest payable	44,672	53,194
Accrued dividends payable	16,501	10,320
Other liabilities	10,612	8,301
Total liabilities	6,999,643	5,499,015

Shareholders’ equity:
Preferred stock	$107,843	107,843
Common stock	845	570
Additional paid-in capital	1,742,471	1,404,431
Accumulated other comprehensive loss	(172,489)	(158,502)
Accumulated deficit	(493,734)	(483,607)
Total shareholders' equity	1,184,936	870,735
Total liabilities and shareholders’ equity	$8,184,579	$6,369,750

Preferred stock aggregate liquidation preference	$111,500	$111,500
Book value per common share	$12.70	$13.31
Common shares outstanding	84,491,800	57,038,247

Consolidated Comprehensive Statements of Income (unaudited)			Year Ended
	Three Months Ended
($s in thousands except per share data)	December 31, 2024	September 30, 2024	December 31, 2024
INTEREST INCOME
Interest income	$88,496	$83,458	$319,534
Interest expense	(81,609)	(82,564)	(313,657)
Net interest income	6,887	894	5,877

OTHER GAINS (LOSSES)
Realized loss on sales of investments, net	—	—	(1,506)
Unrealized (loss) gain on investments, net	(223,225)	192,874	(142,352)
Gain (loss) on derivatives, net	276,670	(154,064)	288,377
Total other gains, net	53,445	38,810	144,519

EXPENSES
General and administrative expenses	(8,799)	(8,271)	(34,593)
Other operating expense, net	(447)	(436)	(1,905)
Total operating expenses	(9,246)	(8,707)	(36,498)

Net income	51,086	30,997	113,898
Preferred stock dividends	(1,923)	(1,923)	(7,694)
Net income to common shareholders	$49,163	$29,074	$106,204

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	(36,601)	41,667	(13,987)
Total other comprehensive (loss) income	(36,601)	41,667	(13,987)
Comprehensive income to common shareholders	$12,562	$70,741	$92,217

Weighted average common shares-basic	81,145,733	75,792,527	70,766,410
Weighted average common shares-diluted	81,705,477	76,366,487	71,260,358
Net income per common share-basic	$0.61	$0.38	$1.50
Net income per common share-diluted	$0.60	$0.38	$1.49
Dividends declared per common share	$0.43	$0.39	$1.60

Discussion of Fourth Quarter Results
The Company's interest income continues to increase as a result of its purchases of higher coupon investments in the past year. In addition, the Federal Reserve's recent interest rate cuts benefited the Company's comprehensive income to common shareholders for the fourth quarter of 2024 by lowering its interest expense related to repurchase agreement borrowings. The Company's interest rate swaps used to hedge its interest rate risk resulted in a net periodic interest benefit of $11.9 million for the fourth quarter of 2024.
As the 10-year U.S. Treasury rate rose and mortgage spreads widened during the fourth quarter of 2024, the fair value of the Company's MBS and TBA investments declined $(332.4) million. These losses were more than offset by gains of $337.3 million from U.S. Treasury futures and interest rate swaps.
Beginning in November 2024, the Company increased its monthly dividend from $0.13 per common share to $0.15 per common share due to its expected recognition of deferred tax hedge gains of $99.9 million in its distributable REIT taxable income for 2024. Details on the Company's hedging portfolio are discussed in more detail below.
The following table summarizes the changes in the Company's financial position during the fourth quarter of 2024:

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Income	Common Equity Rollforward
Balance as of September 30, 2024 (1)			$1,031,059
Net interest income		$6,887
Net periodic interest from interest rate swaps		11,926
Operating expenses		(9,246)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$(259,826)
TBAs	(72,543)
U.S. Treasury futures	186,277
Interest rate swaps	151,010
Total net change in fair value		4,918
Comprehensive income to common shareholders			12,562
Capital transactions:
Net proceeds from stock issuance (2)			65,462
Common dividends declared			(35,647)
Balance as of December 31, 2024 (1)			$1,073,436
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances includes $64.4 million from ATM issuances and $1.1 million from amortization of share-based compensation, net of grants.

Investment Portfolio and Financing
During the fourth quarter of 2024, the Company purchased approximately $606.3 million in Agency RMBS with coupons of 5.0% and 5.5% and increased its TBA positions by a net $415.0 million. The following table provides detail on the Company's MBS investments, including TBA securities as of December 31, 2024:

	December 31, 2024			September 30, 2024
($ in millions)	Par Value	Fair Value	% of Portfolio	Par Value	Fair Value	% of Portfolio
30-year fixed rate RMBS:
2.0% coupon	$655,356	$516,541	5.3%	$668,416	$559,167	6.0%
2.5% coupon	561,625	463,402	4.7%	571,513	499,128	5.4%
4.0% coupon	324,615	299,774	3.0%	331,722	321,575	3.5%
4.5% coupon	1,323,371	1,252,219	12.7%	1,354,851	1,337,957	14.4%
5.0% coupon	2,356,262	2,284,613	23.2%	2,062,913	2,074,274	22.2%
5.5% coupon	2,193,064	2,178,180	22.1%	1,950,064	1,987,567	21.3%
6.0% coupon	303,470	307,509	3.1%	315,455	325,422	3.5%
TBA 4.0%	462,000	421,796	4.3%	462,000	443,447	4.8%
TBA 4.5%	383,000	359,837	3.7%	183,000	179,819	1.9%
TBA 5.0%	710,000	684,706	7.0%	767,000	766,161	8.2%
TBA 5.5%	864,000	852,053	8.7%	592,000	598,752	6.4%
Total Agency RMBS	$10,136,763	$9,620,630	97.8%	$9,258,934	$9,093,269	97.6%

Agency CMBS	$99,636	$95,463	1.0%	$100,957	$98,026	1.1%
Agency CMBS IO	(1)	103,606	1.1%	(1)	111,774	1.2%
Non-Agency CMBS IO	(1)	10,780	0.1%	(1)	12,754	0.1%
Total	$10,236,399	$9,830,479	100.0%	$9,359,891	$9,315,823	100.0%
(1)CMBS IO do not have underlying par values.

The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	December 31, 2024			September 30, 2024
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$1,742,440	4.83%	68	$4,403,523	5.39%	59
30 to 90 days	4,820,680	4.78%	83	2,020,367	5.40%	89
Total	$6,563,120	4.80%	79	$6,423,890	5.40%	68
The following table provides details on the performance of the Company's MBS, repurchase agreement financing, and interest rate swaps for the fourth quarter of 2024 compared to the prior quarter:

	Three Months Ended
	December 31, 2024			September 30, 2024
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)
Agency RMBS	$82,490	$7,181,923	4.59%	$75,083	$6,627,198	4.53%
Agency CMBS	760	100,308	2.96%	770	101,771	2.96%
CMBS IO(5)	2,605	122,097	8.00%	2,902	133,172	8.20%
Non-Agency MBS and other	19	1,082	6.23%	17	1,298	5.05%
	85,874	7,405,410	4.63%	78,772	6,863,439	4.58%
Cash equivalents	2,622			4,686
Total interest income	$88,496			$83,458

Repurchase agreement financing	(81,609)	6,431,743	(4.97)%	(82,564)	5,943,805	(5.44)%
Net interest income/net interest spread	$6,887		(0.34)%	$894		(0.86)%

Net periodic interest	11,926		0.74%	4,162		0.28%
Economic net interest income (6)	$18,813		0.41%	$5,056		(0.58)%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Financing cost is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.
(6)Represents a non-GAAP measure.

The Company's effective yield earned on its investment portfolio has continued to increase in recent quarters due to its purchases of higher yielding Agency RMBS. Although the Company's balance of borrowings has increased as a result of using repurchase agreements to partially financing these purchases, its cost of financing as a percentage of average borrowings has continued to decline in recent periods, further benefiting the Company's net interest spread. In addition, the Company has increased its use of interest rate swap agreements, which added a benefit of 0.74% for the fourth quarter of 2024 to the Company's economic net interest spread, a non-GAAP measure.
Hedging Portfolio
The Company uses certain derivative instruments ("interest rate hedges") to hedge exposure to interest rate risk arising from its investment and financing portfolio. The following table provides details on the Company's interest rate hedging portfolio as of the dates indicated:

	December 31, 2024		September 30, 2024
Derivative Type	Notional Amount Long (Short)	WAVG Fixed Pay Rate	Notional Amount Long (Short)	WAVG Fixed Pay Rate
($s in thousands)
10-year U.S. Treasury futures	$(735,000)	n/a	$(3,850,000)	n/a
30-year U.S. Treasury futures	(516,500)	n/a	(505,000)	n/a
4-5 year interest rate swaps	(1,275,000)	3.42%	(1,275,000)	3.42%
6-7 year interest rate swaps	(3,085,000)	3.61%	(260,000)	3.63%
9-10 year interest rate swaps	(1,025,000)	3.83%	—	—
Total	$(6,636,500)		$(5,890,000)

The following table provides detail on the Company's "gain (loss) on derivatives, net" recognized in the Company's consolidated statements of comprehensive income (loss) during the periods indicated:(2)

	Three Months Ended		Year Ended December 31, 2024
	December 31, 2024	September 30, 2024
Unrealized gain (loss):
TBA securities	$(23,158)	$(5,953)	$(77,042)
U. S. Treasury futures	(4,462)	39,808	221,063
Interest rate swaps	151,010	(14,228)	136,676
	123,390	19,627	280,697

Realized gain (loss) upon settlement, maturity or termination:
TBA securities	(49,385)	78,144	38,530
U. S. Treasury futures	190,739	(255,997)	(46,955)
	141,354	(177,853)	(8,425)

Net periodic interest:
Interest rate swaps	11,926	4,162	16,105
Gain (loss) on derivatives, net	$276,670	$(154,064)	$288,377

The Company typically designates certain of its interest rate derivatives as hedges for tax purposes. Gains and losses realized upon maturity or termination of derivatives designated as hedges for tax purposes are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. The benefit expected to be recognized in taxable income for the year ended December 31, 2024 is estimated to be $99.9 million, or $1.41 per average common share outstanding. The Company's remaining estimated net deferred tax hedge gains from its interest rate hedging portfolio was $719.0 million as of December 31, 2024. These hedge gains will be part of the Company's future distribution requirements along with net interest income and other ordinary gains and losses
(2) Please refer to the section "Non-GAAP Financial Measures" for information on which of these amounts are recognized within the Company's non-GAAP measures.

in future periods.
The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated, given conditions known as of December 31, 2024; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Remaining Tax Hedge Gains, Net	December 31, 2024
($ in thousands)
Fiscal year 2025	$100,144
Fiscal year 2026	100,420
Fiscal year 2027	95,831
Fiscal year 2028 and thereafter	422,643
$719,038

Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include earnings available for distribution (“EAD”) to common shareholders (including per common share) and economic net interest income (and the related metric economic net interest spread). Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income/expenses.
Drop income/loss generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in EAD because management views drop income/loss as the economic equivalent of net interest income on the underlying Agency security from trade date to settlement date. However, drop income/loss does not represent the total realized gain/loss from the Company’s TBA securities.
Management also includes net periodic interest from its interest rate swaps, which is included in "gain (loss) on derivatives instruments, net", in each of these non-GAAP measures because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including net periodic interest from interest rate swaps is a helpful indicator of the Company’s total financing cost in addition to GAAP interest expense.
Non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors our management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income or its distribution requirements in accordance with the Tax Code.
Reconciliations of each non-GAAP measure to certain GAAP financial measures are provided below.

	Three Months Ended		Year Ended
($s in thousands except per share data)	December 31, 2024	September 30, 2024	December 31, 2024
Comprehensive income to common shareholders (GAAP)	$12,562	$70,741	$92,217
Less:
Change in fair value of investments, net (1)	259,826	(234,541)	157,845
Change in fair value of derivative instruments, net (2)	(264,285)	156,572	(274,966)
EAD to common shareholders (non-GAAP)	$8,103	$(7,228)	$(24,904)

Weighted average common shares	81,145,733	75,792,527	70,766,410
EAD per common share (non-GAAP)	$0.10	$(0.10)	$(0.35)

Net interest income (GAAP)	$6,887	$894	$5,877
Net periodic interest from interest rate swaps	11,926	4,162	16,105
Economic net interest income	18,813	5,056	21,982
TBA drop loss (3)	459	(1,654)	(2,694)
Operating expenses	(9,246)	(8,707)	(36,498)
Preferred stock dividends	(1,923)	(1,923)	(7,694)
EAD to common shareholders (non-GAAP)	$8,103	$(7,228)	$(24,904)

Net interest spread (GAAP)	(0.34)%	(0.86)%	(0.81)%
Net periodic interest as a percentage of average repurchase borrowings	0.75%	0.28%	0.28%
Economic net interest spread (non-GAAP)	0.41%	(0.58)%	(0.53)%

(1)Amount includes realized and unrealized gains and losses from the Company's MBS.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives (including TBAs accounted for as derivative instruments) and realized gains and losses on terminated derivatives and excludes TBA drop income and net periodic interest from interest rate swaps.
(3)TBA drop income/loss is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's and Ms. Popenoe's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical events, such as terrorism, war or other military conflict, including the wars between Russia and Ukraine and between Israel and Hamas and the related impacts on macroeconomic conditions as a result of such conflicts; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss or unavailability of the Company’s third-party service provider’s service and technology that supports critical functions of the Company’s business related to the Company’s trading and borrowing activities due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

#	#	#